Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
SECOND QUARTER DIVIDEND OF $0.35 PER SHARE
AND ANNOUNCES MARCH 31, 2011 FINANCIAL RESULTS

SECOND QUARTER 2011 DIVIDEND DECLARED

New York, NY —May 3, 2011 — Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a second quarter dividend of $0.35 per share, payable on June 30, 2011 to stockholders of record as of June 15, 2011.

MARCH 31, 2011 FINANCIAL RESULTS

Ares Capital also announced financial results for its first quarter ended March 31, 2011.

HIGHLIGHTS

Financial

(in millions, except per share data)

	Q1-11			Q1-10
	Total Amount		Per Share(1)	Total Amount		Per Share(1)
Core EPS (excluding professional fees and other costs related to the acquisition of Allied Capital Corporation (the “Allied Acquisition”)(2)(3)	$		$0.31	$		$0.28
Net investment income		$47.8	$0.24		$31.7	$0.25
Net realized gains (losses)		$53.7	$0.26		$(4.9)	$(0.04)
Net unrealized gains		$22.2	$0.11		$49.6	$0.40
GAAP net income		$123.8	$0.61		$76.4	$0.61

•                  Total fair value of portfolio investments:

•                  March 31, 2011: $4.3 billion (including $1.2 billion acquired in the Allied Acquisition)

•                  March 31, 2010: $2.2 billion

•                  Stockholders’ equity:

•                  March 31, 2011: $3.2 billion

•                  March 31, 2010: $1.6 billion

(1)  All per share amounts are basic and diluted.

(2)  Ares Capital acquired Allied Capital Corporation on April 1, 2010.

(3)  Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is a non-GAAP financial measure. Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the Allied Acquisition, realized and unrealized gains and losses, any incentive management fees attributable to such realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliation of basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) to the most directly comparable GAAP financial measure is set forth in Schedule 1 hereto.

•                  Net assets per share:

•                  March 31, 2011: $15.45

•                  March 31, 2010: $11.78

•                  Dividends declared per share:

•                  First Quarter 2011: $0.35

•                  First Quarter 2010: $0.35

Portfolio Activity

(dollar amounts in millions)

	Q1-11	Q1-10
Portfolio Activity During the Period:
Gross commitments	$502.3	$298.8
Exits of commitments(4)	$567.4	$308.6
Average total investments at fair value	$4,234.1	$2,192.1

Portfolio as of the End of the Period:
Number of portfolio company investments	154 (5)	94
Weighted average yield of debt and income producing securities:
At fair value(6)	12.6%	12.4%
At amortized cost(7)	12.8%	12.2%
Weighted average yield of debt and income producing securities for investments acquired in the Allied Acquisition:
At fair value(6)	13.2%	—
At amortized cost(7)	13.7%	—

OPERATING RESULTS

For the quarter ended March 31, 2011, Ares Capital reported GAAP net income of $123.8 million or $0.61 per share (basic and diluted). Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition)(3) for the quarter ended March 31, 2011 was $0.31 per share. Net investment income for the quarter ended March 31, 2011 was $47.8 million, or $0.24 per share (basic and diluted) which included a $0.07 per share GAAP capital gains incentive fee accrual associated with the change in cumulative net realized and unrealized gains. Net realized and unrealized gains for the quarter ended March 31, 2011 were $75.9 million, or $0.37 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including acquisitions, the recognition of realized gains and losses and unrealized appreciation and depreciation.  As a result, quarterly comparisons of net income may not be meaningful.

As of March 31, 2011, total assets were $4.7 billion, stockholders’ equity was $3.2 billion and net asset value per share was $15.45.

In the first quarter of 2011, Ares Capital made $502.3 million in new commitments, including commitments to two new portfolio companies, 10 existing portfolio companies and four investments in the Senior Secured Loan Fund LLC (the “Senior Secured Loan Program”) to fund investments in four companies. For these new commitments, 13 were sponsored transactions and three were non-sponsored transactions. As of March 31, 2011, 81 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $502.3 million in new commitments made during the first

(4)  Q1-11 includes exits of $294.0 million of commitments acquired as part of the Allied Acquisition.

(5)  Includes 68 portfolio companies acquired as part of the Allied Acquisition.

(6)  Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at fair value included in such securities.

(7)  Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at amortized cost included in such securities.

quarter of 2011, approximately 41% were made in first lien senior secured debt, 29% in second lien senior secured debt, 24% in subordinated notes of the Senior Secured Loan Program to fund senior and unitranche loans made by the Senior Secured Loan Program and 6% in equity/other securities. Of these commitments, 87% were in floating rate debt securities of which 62% contained interest rate floors. During the first quarter, significant new commitments included:

•                  $105 million in first lien senior debt of a laundry service and equipment provider;

•                  $83 million in subordinated notes of the Senior Secured Loan Program to fund a unitranche loan to a healthcare analysis services provider, together with a direct investment by Ares Capital of $15 million in first lien senior debt of this company;

•                  $87 million in first lien senior revolving and term debt of a provider of education services to the medical sector;

•                  $65 million in first lien senior revolving and term debt and equity of a recycling services provider;

•                  $23 million in subordinated notes of the Senior Secured Loan Program to fund a unitranche loan to an education publications provider, together with a direct investment by Ares Capital of $40 million in first lien delayed draw senior debt; and

•                  $39 million in second lien senior debt of a membership based buying club franchisor and operator.

The fair value of Ares Capital’s portfolio investments at March 31, 2011 was approximately $4.3 billion, including $3.4 billion in debt and income producing equity securities. These investments were comprised of approximately 43% of senior secured debt securities (28% in first lien assets and 15% in second lien assets), 19% of senior subordinated debt securities, 16% of Senior Secured Loan Program subordinated notes (the proceeds of which were used to fund senior and unitranche loans), 18% of equity/other securities, 3% of collateralized loan obligations and 1% of commercial real estate. As of March 31, 2011, the weighted average yield of debt and income producing securities at fair value was 12.6%(6) (12.8% at amortized cost(7)) and 50% of the Company’s investments at fair value were in floating rate securities.

President Michael Arougheti commented, “During the first quarter, we reported solid overall results, but our core earnings per share of $0.31 were moderately impacted by lower fee income compared to the prior quarter primarily due to reduced investment activity to new portfolio companies as well as certain costs associated with our strategic balance sheet initiatives.  Our GAAP earnings were again strong at $0.61 per share, aided by solid net realized and unrealized gains, and our net asset value increased for the sixth consecutive quarter.”

Mr. Arougheti continued, “We made significant progress securing attractive and flexible long-term debt capital and extending the maturities of our indebtedness.  In addition, we had $1.2 billion of available debt capacity to deploy into new investments as of quarter end.  Our backlog and pipeline has increased considerably reflecting a recent pick-up in new issue activity.  In the current market environment, we believe we are well-positioned to leverage our scale and broad origination platform to remain selective in making new investments and to continue rotating the legacy Allied portfolio.”

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e., at the time of acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to our initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to our initial cost basis that is similar to the risk to our initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to our ability to ultimately recoup the cost of our investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to our ability to recoup the cost of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to our ability to recoup the cost of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance.  For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is not anticipated that we will be repaid in an amount equal to our full initial cost basis. For investments graded 1 or 2, our investment adviser enhances its level of scrutiny over the monitoring of such portfolio company.

Each investment acquired in the Allied Acquisition was initially assessed a grade of 3 (i.e., the grade we generally assign a portfolio company at acquisition) on April 1, 2010, the date of initial acquisition, reflecting the relative risk to our initial cost basis of such investments.  Our investment adviser grades the investments in our portfolio at least each quarter and it is possible that the grade of certain of these portfolio investments may be reduced or increased over time.

As of March 31, 2011, the weighted average grade of the investments in our portfolio (excluding investments acquired in connection with the Allied Acquisition), the investments in our portfolio acquired in connection with the Allied Acquisition and the investments in our portfolio as a whole were 3.1, 2.9, and 3.0, respectively.

Loans on non-accrual status as of March 31, 2011:

•                  2.6% of our investments (excluding investments acquired in connection with the Allied Acquisition) at amortized cost (1.1% at fair value) were on non-accrual status;

•                  2.2% of our investments acquired in connection with the Allied Acquisition at amortized cost (1.5% at fair value) were on non-accrual status; and

•                  4.8% of the investments in our portfolio as a whole at amortized cost (or 2.6% at fair value) were on non-accrual status.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2011, Ares Capital had $246.2 million in cash and cash equivalents and $1.4 billion in total indebtedness outstanding at carrying value ($1.5 billion at principal amount). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $1.2 billion available for additional borrowings under its existing credit facilities as of March 31, 2011.

On January 18, 2011, we and Ares Capital CP, our wholly owned subsidiary, amended the Revolving Funding Facility to, among other things, provide for a three year reinvestment period until January 18, 2014 (with two one-year extension options, subject to our and our lenders’ consent) and extend the stated maturity date to January 18, 2016 (with two one-year extension options, subject to our and our lenders’ consent).

In January 2011, we issued an aggregate principal amount of $575.0 million of unsecured convertible senior notes that mature on February 1, 2016 (the ‘‘February 2016 Convertible Notes’’), unless previously converted or repurchased in accordance with their terms. Ares Capital does not have the right to redeem the February 2016 Convertible Notes prior to maturity. The February 2016 Convertible Notes bear interest at a rate of 5.75% per year, payable semiannually. In certain circumstances, the February 2016 Convertible Notes will be convertible into cash, shares of Ares Capital’s common stock or a combination of cash and shares of Ares Capital’s common stock, at Ares Capital’s election, at an initial conversion rate of 52.2766 shares of common stock per $1,000 principal amount of the February 2016 Convertible Notes, which is equivalent to an initial conversion price of approximately $19.13 per share of Ares Capital’s common stock, subject to customary anti-dilution adjustments. The initial conversion price is approximately 17.5% above the $16.28 per share closing price of Ares Capital’s common stock on January 19, 2011.

On March 16, 2011, we redeemed the remaining balance of the unsecured 6.625% notes that were assumed in the Allied Acquisition and due on July 15, 2011 (the “2011 Notes”) for a total redemption price (including a redemption premium) of $306.8 million, which resulted in a loss on the extinguishment of debt of $8.9 million, in accordance with the terms of the indenture governing the 2011 Notes.

In March 2011, we issued an aggregate principal amount of $230.0 million of unsecured convertible senior notes that mature on June 1, 2016 (the ‘‘June 2016 Convertible Notes’’), unless previously converted or repurchased in accordance with their terms. Ares Capital does not have the right to redeem the June 2016 Convertible Notes prior to maturity. The June 2016 Convertible Notes bear interest at a rate of 5.125% per year, payable semi-annually. In certain circumstances, the June 2016 Convertible Notes will be convertible into cash, shares of Ares Capital’s common stock or a combination of cash and shares of Ares Capital’s common stock, at Ares Capital’s election, at an initial conversion rate of 52.5348 shares of common stock per $1,000 principal amount of the June 2016 Convertible Notes, which is equivalent to an initial conversion price of approximately $19.04 per share of Ares Capital’s common stock, subject to customary anti-dilution adjustments. The initial conversion price is approximately 17.5% above the $16.20 per share closing price of Ares Capital’s common stock on March 22, 2011.

On March 28, 2011 we notified the holders of the 6.000% notes that were assumed in the Allied Acquisition and due on April 1, 2012 (the “2012 Notes”) that we were redeeming the $161.2 million in outstanding aggregate principal amount of the 2012 Notes, together with a redemption premium, in accordance with the terms of the indenture governing the 2012 Notes (see Recent Developments).

FIRST QUARTER 2011 DIVIDEND

For the three months ended March 31, 2011, Ares Capital declared a dividend on March 1, 2011 of $0.35 per share for a total of approximately $71.5 million. The record date was March 15, 2011 and the dividend was paid on March 31, 2011.

RECENT DEVELOPMENTS

On April 27, 2011, we redeemed the $161.2 million in outstanding aggregate principal amount of the 2012 Notes for a total redemption price (including a redemption premium) of $169.3 million, which resulted in a loss on the extinguishment of debt of $10.5 million, in accordance with the terms of the indenture governing the 2012 Notes.

As of April 29, 2011 we had made new investment commitments of $171 million, of which $142 million was funded, since March 31, 2011. Of these new commitments, 95% were in first lien senior secured debt, 3% were in equity securities, and 2% were in second lien senior secured debt. Of the $171 million of new investment commitments, 95% were floating rate with a weighted average spread at amortized cost of 8.6% and 2% were fixed rate with a weighted average yield at amortized cost of 13.9%.

As of April 29, 2011, we had exited $34 million of investments since March 31, 2011. Of these investments, 70% were in second lien senior secured debt, 17% were in equity and other investments, 11% were in first lien senior secured debt, and 2% were in senior subordinated debt. Of the $34 million of investments, 80% were in floating rate investments with a weighted average spread at amortized cost of 9.3%. Of the remaining investments, 2% were fixed rate investments with a weighted average yield at amortized cost of 12.1%, 16% were non-interest bearing and 2% were in investments on non-accrual status. Also, of the $34 million of investments exited since March 31, 2011, $25 million were investments acquired as part of the Allied Acquisition. Additionally, we recognized net realized gains of approximately $2 million on the investments exited that were acquired as part of the Allied Acquisition.

In addition, as of April 29, 2011, we had an investment backlog and pipeline of $520 million and $360 million, respectively. We may syndicate a portion of these investments and commitments to third parties. The consummation of any of the investments in this backlog and pipeline depends upon, among other things: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. We cannot assure you that we will make any of these investments or that we will syndicate any portion of such investments and commitments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on May 3, 2011, at 11:00 a.m. (ET) to discuss its financial results for the first quarter ended March 31, 2011. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the home page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (866) 843-0890. International callers can access the conference call by dialing +1 (412) 317-9250.  All callers will need to enter the Participant Elite Entry Number 0941722 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available one hour after the end of the conference through May 18, 2011 to domestic callers by dialing  (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference account number 449727.  An archived replay will also be available on a webcast link located on the home page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. With offices in Atlanta, Chicago, Los Angeles, New York and Washington, D.C., Ares Capital is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle-market companies. Ares Capital invests primarily in first- and second-lien loans and mezzanine debt, which in some cases includes an equity component. To a lesser extent, Ares Capital also makes equity investments. Ares Capital is externally managed by Ares Capital Management LLC, a wholly owned subsidiary of Ares Management LLC, a global alternative asset manager and a Securities and Exchange Commission registered investment adviser. As of March 31, 2011, Ares Management LLC had approximately $40 billion of committed capital under management.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com. The information on Ares Capital’s website is not deemed incorporated by reference herein.

CONTACT

Carl Drake
Ares Capital Corporation
310-201-4200

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	As of
	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Investments at fair value (amortized cost of $4,214,764 and $4,291,955, respectively)	$4,263,033	$4,317,990
Cash and cash equivalents	246,233	100,752
Receivable for open trades	37,549	8,876
Interest receivable	72,824	72,548
Other assets	87,404	62,380
Total assets	$4,707,043	$4,562,546
LIABILITIES
Debt	$1,428,044	$1,378,509
Management and incentive fees payable	63,280	52,397
Accounts payable and accrued expenses	32,339	34,742
Interest and facility fees payable	20,372	21,763
Payable for open trades	—	24,602
Total liabilities	1,544,035	1,512,013
STOCKHOLDERS’ EQUITY
Common stock, par value $.001 per share, 400,000 and 300,000 common shares authorized, respectively, 204,752 and 204,419 common shares issued and outstanding, respectively	205	204
Capital in excess of par value	3,265,581	3,205,326
Accumulated (overdistributed) undistributed net investment income	(35,060)	(11,336)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(115,987)	(169,696)
Net unrealized gain (loss) on investments and foreign currency transactions	48,269	26,035
Total stockholders’ equity	3,163,008	3,050,533
Total liabilities and stockholders’ equity	$4,707,043	$4,562,546
NET ASSETS PER SHARE	$15.45	$14.92

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	For the three months ended
	March 31, 2011	March, 31 2010
	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest from investments	$110,560	$61,536
Capital structuring service fees	10,958	2,101
Dividend income	8,791	481
Management fees	3,449	1,487
Interest from cash & cash equivalents	53	11
Other income	1,880	894
Total investment income	135,691	66,510
EXPENSES:
Interest and credit facility fees	30,175	8,588
Incentive management fees	30,941	8,144
Base management fees	16,730	8,456
Professional fees	2,465	2,504
Administrative fees	2,425	1,231
Professional fees and other costs related to the acquisition of Allied Capital	167	3,789
Other general and administrative	2,918	2,255
Total expenses	85,821	34,967
NET INVESTMENT INCOME BEFORE INCOME TAXES	49,870	31,543
Income tax expense, including excise tax	2,047	(162)
NET INVESTMENT INCOME	47,823	31,705
REALIZED AND UNREALIZED NET GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS:
Net realized gains (losses):
Investments	62,569	(4,966)
Foreign currency transactions	—	85
Net realized gains (losses)	62,569	(4,881)
Net unrealized gains (losses):
Investments	22,234	49,743
Foreign currency transactions	—	(152)
Net unrealized gains	22,234	49,591
Net realized and unrealized gains from investments and foreign currency transactions	84,803	44,710
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	(8,860)	—
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$123,766	$76,415
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.61	$0.61
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING — BASIC AND DILUTED	204,419	124,544

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS (excluding professional fees and other costs related to the acquisition of Allied Capital Corporation (the “Allied Acquisition”)) to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended March 31, 2011 and 2010 are provided below.

	For the three months ended March 31,
	2011 (unaudited)	2010 (unaudited)
Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition)(1)	$0.31	$0.28
Professional fees and other costs related to the Allied Acquisition	—	(0.03)
Net realized and unrealized gains	0.37	0.36
Incentive management fees attributable to net realized and unrealized gains	(0.07)	—
Income tax expense related to realized gains	—	—
Basic and diluted GAAP EPS	$0.61	$0.61

(1) Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is a non-GAAP financial measure. Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the Allied Acquisition, realized and unrealized gains and losses, any incentive management fees attributable to such realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.